Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-214881) of United States 3x Short Oil Fund, a series of the USCF Funds Trust (the “Trust”), of our report dated February 28, 2018 relating to the statements of financial condition as of December 31, 2017 and 2016 of United States Commodity Funds LLC included in the Annual Report on Form 10-K of the Trust for the year ended December 31, 2017, and to the reference of our Firm under the heading “Experts” in the Prospectus, which is part of this registration statement.

BPM LLP

San Francisco, California

June 8, 2018